EXHIBIT 5.1



                                 August 27, 2002




Mylan Laboratories Inc.
1030 Century Building
130 Seventh Street
Pittsburgh, Pennsylvania 15222

         RE:      Mylan Laboratories Inc.
                  Registration on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Mylan Laboratories Inc., a Pennsylvania corporation (the "Company"), in connection with the registration on Form S-8 with the Securities and Exchange Commission (the "SEC") by the Company of 5,000,000 shares of the Company's common stock (the "Common Stock") pursuant to the Securities Act of 1933, as amended (the "Act").

     In connection with the registration, we have examined the following:

     (a) The Certificate of Incorporation and By-laws of the Company, each as amended to date;

     (b) The Registration Statement on Form S-8 to which this opinion relates (the "Registration Statement"), including the Reoffer Prospectus which is a part thereof (the "Prospectus"), relating to the Common Stock, as filed with the SEC;

     (c) The Registration Statement on Form S-8, File No. 333-35887, including the Reoffer Prospectus which is a part thereof, filed with the SEC on September 18, 1997;

     (d) The Post-Effective Amendment No. 1 to the aforementioned Registration Statement in subparagraph (c), File No. 333-35887, filed with the SEC on December 23, 1997;

     (e) The Post-Effective Amendment No. 2 to the aforementioned Registration Statement in subparagraph (c), File No. 333-35887, to be filed with the SEC concurrently with the Registration Statement;

     (f) The Mylan Laboratories Inc. 1997 Incentive Stock Option Plan, as amended and restated to date (the "Plan");

     (g) The corporate actions taken with respect to authorization of the increase in the number of shares of Common Stock for issuance under the Plan to 15,000,000 shares, including but not limited to the shareholders' action approving the amendment and restatement of the Plan at the annual meeting of the Company's shareholders held on July 26, 2002; and

     (h) Such other documents, records, opinions, certificates and papers as we have deemed necessary or appropriate in order to give the opinions hereinafter set forth.

     The opinions hereinafter expressed are subject to the following qualifications and assumptions:

     (i) In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of all documents submitted to us as copies to the originals thereof.

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     (ii) As to the accuracy of certain factual matters, we have relied on the certificates of officers of the Company and certificates, letters, telegrams or statements of public officials.

     (iii) We express no opinion on the laws of any jurisdiction other than the United States of America and the Pennsylvania Business Corporation Law.

     Based upon and subject to the foregoing, we are pleased to advise you that, insofar as the laws of the Commonwealth of Pennsylvania and the United States of America are concerned, it is our opinion that the 5,000,000 shares of Common Stock to be issued under the Plan and sold by the Company pursuant to the Registration Statement, have been duly authorized and, when issued and sold as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name in the Prospectus in connection with the matters referred to under the caption "Legal Matters."

                              Very truly yours,

                              /s/ DKW LAW GROUP, PC

                              DKW LAW GROUP, PC